Calculation of Filing Fee Tables
S-8
Uniti Group Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 Par Value	Other	16,750,000	$ 10.69	$ 179,057,500.00	0.0001381	$ 24,727.84
Total Offering Amounts:						$ 179,057,500.00		$ 24,727.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 24,727.84
Offering Note
[1]	This Registration Statement on Form S-8 (this "Registration Statement") covers 16,750,000 shares of common stock, $0.0001 par value per share ("Common Stock"), of Uniti Group Inc., a Delaware corporation (the "Company"), to be available for issuance pursuant to the Uniti Group Inc. 2025 Equity Incentive Plan. The Proposed Maximum Offering Price Per Unit is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the shares of the registrant's Common Stock as reported on the NASDAQ Global Select Market on May 19, 2026, which date is within five business days prior to filing of this Registration Statement. The Proposed Maximum Offering Price Per Unit, Maximum Aggregate Offering Price and Amount of Registration Fee is rounded up to the nearest penny.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources